               NEW DIMENSIONS IN MEDICINE, INC. LIQUIDATING TRUST

                              FINANCIAL STATEMENTS

                                       AND

                          INDEPENDENT AUDITOR'S REPORT

                           DECEMBER 31, 1998 AND 1997

               NEW DIMENSIONS IN MEDICINE, INC. LIQUIDATING TRUST
                                TABLE OF CONTENTS
                           DECEMBER 31, 1998 AND 1997

Report of Larson, Allen, Weishair & Co., LLP - Independent Auditors.....1

Statements of Net Assets in Liquidation.................................2

Statements of Cash Receipts and Disbursements...........................3

Statements of Changes in Net Assets in Liquidation......................4

Statements of Cash Flows - Cash Basis...................................5

Notes to Financial Statements...........................................6

                                                                   [LETTERHEAD]


                  REPORT OF LARSON, ALLEN, WEISHAIR & CO., LLP

                              INDEPENDENT AUDITORS


Trustee
New Dimensions in Medicine, Inc. Liquidating Trust
Minneapolis, Minnesota

We have audited the accompanying statements of net assets in liquidation of New Dimensions in Medicine, Inc. Liquidating Trust (the "Liquidating Trust") as of December 31, 1998 and 1997, and the related statements of cash receipts and disbursements, changes in net assets in liquidation, and cash flows - cash basis for the years then ended and for the period from the inception date of March 8, 1996 through December 31, 1996. These financial statements are the responsibility of the Liquidating Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 2 to the financial statements, the Liquidating Trust's policy is to prepare its financial statements on the basis of cash receipts and disbursements, which is a comprehensive basis of accounting other than generally accepted accounting principles.

In our opinion, the statements referred to above present fairly, in all material respects, the net assets in liquidation of the Liquidating Trust at December 31, 1998 and 1997, and its cash receipts and disbursements and changes in net assets in liquidation and its cash flows - cash basis for the years then ended and for the period from the inception date of March 8, 1996 through December 31, 1996, on the basis of accounting described in Note 2.


                                       LARSON, ALLEN, WEISHAIR & CO., LLP

Minneapolis, Minnesota
February 10, 1999

                                       (1)

               NEW DIMENSIONS IN MEDICINE, INC. LIQUIDATING TRUST
                     STATEMENTS OF NET ASSETS IN LIQUIDATION
                           DECEMBER 31, 1998 AND 1997


                                      1998                1997
                                   ----------          ----------
Cash and Cash Equivalents          $1,970,766          $  531,745
Cash - Restricted                           -             744,300
                                   ----------          ----------
             Net Assets            $1,970,766          $1,276,045
                                   ----------          ----------
                                   ----------          ----------

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                                       (2)

               NEW DIMENSIONS IN MEDICINE, INC. LIQUIDATING TRUST
                  STATEMENTS OF CASH RECEIPTS AND DISBURSEMENTS
               FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997 AND
         FROM INCEPTION DATE OF MARCH 8, 1996 THROUGH DECEMBER 31, 1996

                                                          1998               1997                1996
                                                       ---------          ---------           ---------
CASH RECEIPTS
     Interest                                          $ 143,849          $  60,064           $  55,024
     Proceeds from Sale of Patents                             -             35,000                   -
     Proceeds from Hartmann Escrow                       600,000                  -                   -
     Other                                                   109                  -              34,146
                                                       ---------          ---------           ---------
             Total Cash Receipts                       $ 743,958          $  95,064           $  89,170

CASH DISBURSEMENTS
     General and Administrative Disbursements             49,237            119,082             269,582
                                                       ---------          ---------           ---------

 CASH RECEIPTS IN EXCESS OF (LESS THAN) CASH
  DISBURSEMENTS ALLOCABLE TO BENEFICIARIES             $ 694,721          $ (24,018)          $(180,412)
                                                       ---------          ---------           ---------
                                                       ---------          ---------           ---------


SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                                       (3)

               NEW DIMENSIONS IN MEDICINE, INC. LIQUIDATING TRUST
               STATEMENTS OF CHANGES IN NET ASSETS IN LIQUIDATION

NET ASSETS AT INCEPTION, MARCH 8, 1996 (PER UNIT: 1996, $.4543)          $ 2,011,243

     Cash Disbursements in Excess of Cash Receipts Allocable to
       Beneficiaries (Per Unit: 1996, $.0408)                               (180,412)

     Liquidating Distribution (Per Unit: 1996, $.1201)                      (530,768)
                                                                         -----------
NET ASSETS AT DECEMBER 31, 1996 (PER UNIT: 1996, $.2937)                 $ 1,300,063

     Cash Disbursements in Excess of Cash Receipts Allocable to
      Beneficiaries (Per Unit: 1997, $.0054)                                 (24,018)
                                                                         -----------

NET ASSETS AT DECEMBER 31, 1997 (PER UNIT: 1997, $.2883)                 $ 1,276,045

     Cash Receipts in Excess of Cash Disbursements Allocable to
      Beneficiaries (Per Unit: 1998, $.15694)                                694,721
                                                                         -----------

NET ASSETS AT DECEMBER 31, 1998 (PER UNIT: 1998, $.4452)                 $ 1,970,766
                                                                         -----------
                                                                         -----------


SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                                       (4)

               NEW DIMENSIONS IN MEDICINE, INC. LIQUIDATING TRUST
                      STATEMENTS OF CASH FLOWS - CASH BASIS
               FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997 AND
         FROM INCEPTION DATE OF MARCH 8, 1996 THROUGH DECEMBER 31, 1996

                                                                  1998                 1997                  1996
                                                              ------------         ------------          ------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Cash Receipts in Excess of (Less than) Cash
      Disbursements Allocable to Beneficiaries                $   694,721          $   (24,018)          $  (180,412)
                                                              ------------         ------------          ------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Initial Funding of Trust                                  $         -          $         -           $ 2,011,243
    Liquidating Distribution Paid                                       -                    -              (530,768)
                                                              ------------         ------------          ------------
           Net Cash Provided by Financing Activities          $         -          $         -           $ 1,480,475
                                                              ------------         ------------          ------------

NET (DECREASE)  INCREASE IN CASH AND
  CASH EQUIVALENTS                                            $   694,721          $   (24,018)          $ 1,300,063

Cash and Cash Equivalents - Beginning of Period                 1,276,045            1,300,063                     -
                                                              ------------         ------------          ------------
CASH AND CASH EQUIVALENTS - END OF PERIOD                     $ 1,970,766          $ 1,276,045           $ 1,300,063
                                                              ------------         ------------          ------------
                                                              ------------         ------------          ------------


SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                                       (5)

               NEW DIMENSIONS IN MEDICINE, INC. LIQUIDATING TRUST
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1    ORGANIZATION AND BACKGROUND

          On November 14, 1995, the Board of Directors (Board) of New Dimensions In Medicine, Inc. (NDM) approved the Plan of Complete Liquidation and Dissolution of NDM (Plan of Liquidation).

          On March 8, 1996, NDM executed the Trust Agreement and created NDM Liquidating Trust. The purpose of the NDM Liquidating Trust is to liquidate the remaining assets of NDM, pay all fixed and known liabilities of NDM, and distribute any remaining assets to the holders of the NDM Common Stock of record as of March 12, 1996. On February 17, 1996, the Board approved an Initial Liquidation Distribution to shareholders of record as of February 23, 1996. The aggregate distribution totaled $19,119,088 or $4.3189 per share. On March 7, 1996, the Board approved a second liquidation distribution of $.1201 per unit for an aggregate distribution of $530,768.

          The NDM Liquidating Trust shall terminate on the earliest of the following dates: (a) the date that all assets in such NDM Liquidating Trust have been liquidated and the proceeds distributed to the Beneficiaries as provided in the Plan of Liquidation and in the Trust Agreement, (b) the date on which a court of competent jurisdiction enters a Final Order authorizing the termination of such NDM Liquidating Trust, or (c) three years after the Transfer Date. Notwithstanding the foregoing, in the event the Trustee shall have been unable, after reasonable efforts, to liquidate or otherwise dispose of the assets of the NDM Liquidating Trust within the initial three-year term of the Trust Agreement, then the Trustee shall have the right to extend the term of the NDM Liquidating Trust for successive one-year renewal terms until the assets of the NDM Liquidating Trust have been sold or otherwise disposed of in fulfillment of the purpose of the NDM Liquidating Trust. The term of the NDM Liquidating Trust shall in no event exceed fifteen years after the date that the Trust Agreement is executed.

NOTE 2    SIGNIFICANT ACCOUNTING POLICIES

          BASIS OF PRESENTATION
          The financial statements were prepared on the basis of cash receipts and disbursements. Under this method, cash receipts and related assets were recognized when received, rather than when earned, and cash disbursements were recognized when paid, rather than when the obligation was incurred.

          CASH EQUIVALENTS
          Cash equivalents consist of cash invested in a mutual fund consisting of short-term U.S. Government obligations.

                                       (6)

               NEW DIMENSIONS IN MEDICINE, INC. LIQUIDATING TRUST
                          NOTES TO FINANCIAL STATEMENTS

NOTE 2    SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

          INCOME TAXES
          For federal income tax purposes, the transfer of assets and liabilities to the Liquidating Trust and distribution to the shareholders of Units of Beneficial Interest in the Liquidating Trust were treated as a distribution of assets and liabilities by the Company to its shareholders and a contribution by the shareholders of such net assets to the Liquidating Trust in return for Units of Beneficial Interest. The Liquidating Trust is treated as a grantor trust and not as a corporation. Accordingly, any receipts or disbursements of the Liquidating Trust is not taxable to the Liquidating Trust, but is taxable to the Unit holders as if the Unit holders had themselves realized the receipts or disbursements from their undivided interests in the assets of the Liquidating Trust.

NOTE 3    CONTINGENT LIABILITIES - RESERVE FUND

          Under Delaware law, NDM was required, in connection with its dissolution, to pay or provide for payment of all known, fixed and contingent liabilities. Within the liquidation period, NDM set aside a cash Reserve Fund for payment of all known or ascertainable liabilities of the Company, including amounts estimated to be necessary for the payment of estimated expenses, taxes and contingent liabilities.

          If any portion of the Reserve Fund appears to be in excess of remaining liabilities, distributions to stockholders and/or interest holders correspondingly would be increased. Nevertheless, in the event that the amounts set aside in the Reserve Fund prove to be inadequate to pay NDM's liabilities, pursuant to Section 282 of the Delaware General Common Law, the stockholders of NDM may be held personally liable for the payment of any claim against NDM, but such personal liability by statute cannot exceed the lesser of the stockholder's pro rata share of the claim or the amount distributed to such stockholder pursuant to the Plan of Liquidation. In addition, in the event a court determines that NDM failed to pay or to make adequate provision for its liabilities prior to a liquidation distribution, a creditor of NDM could obtain an injunction delaying or diminishing the anticipated liquidation to the stockholders pursuant to the Plan of Liquidation.

          NOVAMEDIX LITIGATION
          Novamedix Limited (Novamedix) commenced an action against NDM on June 10, 1994, alleging infringement on several of Novamedix's patents.

          Novamedix and NDM entered into a settlement agreement on or about March 7, 1996. As a part of the settlement agreement, NDM agreed to the entry of a consent judgment against the company and shipped its footpump and consumable inventory to Novamedix in Texas and paid Novamedix $47,500.

                                       (7)

               NEW DIMENSIONS IN MEDICINE, INC. LIQUIDATING TRUST
                          NOTES TO FINANCIAL STATEMENTS

NOTE 3    CONTINGENT LIABILITIES - RESERVE FUND (CONTINUED)

          NOVAMEDIX LITIGATION (CONTINUED)
          Several days after the parties signed the settlement papers, and before the inventory was shipped, an NDM employee informed Novamedix that tests on the footpump slippers indicated that they did not conform to the specifications filed with the U.S. Food and Drug Administration (FDA). Subsequently Novamedix moved the federal court in Ohio for an order enforcing the settlement agreement by requiring NDM to pay Novamedix $744,300, the alleged value of the slippers had they complied with the FDA specifications. Novamedix has based its claim on the Uniform Commercial Code's (UCC) implied warranties of fitness and merchantability on the sales of goods.

          The Trustee of behalf of NDM has denied that the slippers constituted consideration for the settlement or that the UCC applies to the transfer of inventory pursuant to the settlement of a patent infringement lawsuit. The Trustee has also argued that the slippers are not valueless, and that Novamedix has no right to sell the slippers in any event absent obtaining its own authority from the FDA at which time the differing specifications would be disclosed and most likely approved.

          On March 20, 1997, the court denied Novamedix's motion. Novamedix appealed the decision. The United States Court of Appeals heard oral agreements on March 6, 1998. On January 28, 1999, the Court of Appeals affirmed the district court's decision. Novamedix has 14 days from entry of the order in which to seek rehearing or 90 days from entry of the order in which to seek certiorari from the United States Supreme Court.

          TAXES
          The Trust may be liable for income taxes which could arise if the utilization of NDM's net operating loss carryforwards are disallowed to offset the gains realized by NDM upon the sale of NDM's assets. The NDM Board of Directors have estimated that this liability could range from $-0- to $1,000,000.

NOTE 4    HARTMANN ESCROW

          In connection with the sale of assets of NDM's International Wound Care Business, NDM deposited $600,000 into an escrow account (Hartmann Escrow) to ensure payment of NDM's obligation to indemnify the buyer (Hartmann) against certain threatened litigation. The Trustee has the authority to direct investment of the funds in the Hartmann Escrow, and all income on such funds is payable to the Trust. Funds in the Escrow Account were released when a settlement agreement was reached on February 22, 1998 and distributed to the Trustee. The amount of the distribution, which included interest, was $664,829.

                                       (8)

               NEW DIMENSIONS IN MEDICINE, INC. LIQUIDATING TRUST
                          NOTES TO FINANCIAL STATEMENTS

NOTE 5    LIQUIDATING DISTRIBUTION

          As a condition to receiving any distributions under the Liquidating Trust Agreement, shareholders of NDM surrendered the instruments representing their NDM common stock to the Trustee. No distributions subsequent to February 23, 1996 have been or will be made to any shareholder who has not surrendered their NDM common stock.

          Any future distributions, including the Second Liquidation Distribution, allocable to a shareholder who has not surrendered or is not deemed to have surrendered their NDM common stock is placed in a segregated account for the benefit of such shareholder. If the holder does not surrender its NDM common stock within 180 days of the date on which the notice of Final Distribution is mailed, all distributions allocable to such shareholder shall be transferred to and deposited with the state official authorized by the laws of the State of Delaware to receive the proceeds of such distribution. Such transfer shall comply in all respects with the laws of the State of Delaware. The proceeds of such distribution shall thereafter be held solely for the benefit of and for the ultimate distribution to such shareholder as the sole equitable owner thereof and shall escheat to the State of Delaware or be treated as abandoned property in accordance with the laws of the State of Delaware. In no event shall the proceeds of any such distribution revert to or become the property of the NDM Trust Estate. At December 31, 1998, 1997 and 1996, 14,302, 15,075 and 20,642
          shares of NDM common stock had not been surrendered to the Trustee, respectively.

          Initial distribution prior to formation of Trust:

                                                                     Distribution
                 Record Date                 Payment Date              Per Unit             Amount
                 -----------                 ------------            -------------          ------
                 February 23, 1996      February 23, 1996                  4.3189        $19,119,088
                                                                                         -----------
                                                                                         -----------

          Liquidating distributions have been paid as follows:

                                                                     Distribution
                 Record Date                 Payment Date              Per Unit            Amount
                 -----------                 ------------            -------------         ------
                 March 7, 1996          April 16, 1996                     0.1201        $ 530,768
                                                                                         ---------
                                                                                         ---------

NOTE 6    PATENTS

          The Liquidating Trust has right to various patents which were obtained by NDM. The value, if any, of such patents has not been determined and no value was included as a Trust Asset at December 31, 1996.

          During 1997, the Liquidating Trust entered into an agreement to sell certain patents to another company. The sale price was $35,000 was received and is recorded in income.

                                       (9)